MUTUAL TEAMING AGREEMENT

Water Technologies International, Inc. a Florida registered company with its principal place of business at 1432-B Skees Rd West Palm Beach, FL 33411 (**"Water Technologies"**), and **Terra Sustainable Technologies**, a Texas registered company its principal place of business at 1101 W 34th St., Austin, TX 78705, (**"Terra Sustainable"**) (each a **"Party"** and together the **"Parties"**) hereby enter into this Teaming Agreement (the **"Agreement"**).

1. **Purpose.** This Agreement establishes the basis for a relationship under which the Parties will work together for the purpose of preparing and submitting a response ("Proposal") to the Purchasers of a combination of Atmospheric Water Generators, Alternative Energy Systems and general sustainable solutions as combined offerings issued by the ("Parties"). To maximise the likelihood of presenting an effective solution for the Program requirements, the Parties have agreed to pool their complementary capabilities according to the terms and conditions herein. The Parties recognize the efficiency of teaming and wish to team for the purpose of competitively responding to the Clients' requirements for sustainable solutions, including alternative energy, water generation and performing resulting contracts.

2. **Intent to Team.** **"Water Technologies"** will name **"Terra Sustainable"** as a subcontractor for the areas as mutually agreed upon. If the "Teaming Partner" **Terra Sustainable"** is awarded a contract resulting from the Proposal, then "Water Technologies" will award a subcontract to "Water Technologies" for the areas of responsibility mutually agreed upon and set forth to the extent they are included in the "Water Technologies" proposed contract with the Purchaser / Client.

3. Proposal Preparation

3.1 **"Water Technologies"** will act as the prime contractor and will prepare and submit the Proposal. **"Water Technologies"** will be the point of contact to the Purchaser and will own the overall Client / Purchaser relationship and satisfaction.

3.2 The Proposals will be prepared by either party who will designate a representative and will act as the leader for the Proposal. "Water Technologies" agrees to write the portion of the Proposal that describes "Water Technologies" specific area of responsibility and **"Terra Sustainable"** agrees to write the portion of the Proposal that describes "Terra Sustainable" specific area of responsibility with all the information necessary to submit the most responsive Proposal by either party. Both Parties will support and participate in reviews, presentations, briefings, or other communications necessary to support the Proposal effort.

4. **Allocation of Cost.** Each party shall bear its own costs and expenses incurred, including travel expenses, during the preparation and submission of the Proposal and all commitments and representations that it makes. Neither party shall be liable or obligated to the other for any such cost, expense, or liability unless pre-approved before final delivery.

Confidential Obligations. The Parties agree that any exchange of confidential information hereunder, including but not limited to the exchange of confidential business information pursuant to the preparation of the Proposal, will be in accordance with the terms and conditions of a separate confidentiality agreement, the NDA signed on June 5th between **Terra Sustainable** and **"Water Technologies"**.

5. **Term and Termination.** Except for the obligations under this Agreement that by their nature would be beyond the termination, cancellation or expiration of this Agreement, the Parties' obligations under this Agreement with respect to the Proposal shall terminate upon the happening of one of the following events, whichever occurs first:

a. six (6) months from the date of signature of this Agreement.
b. the Parties mutually agree in writing to terminate this Agreement.
c. either party becomes insolvent or bankrupt, files for reorganization under the bankruptcy laws, or makes an assignment for the benefit of its creditors.

d. either party commits a material breach of this Agreement and such breach remains unremedied thirty (30) days after the breaching party receives notice of the breach.

6. **Freedom to Market and Exclusions.** It is understood that neither party shall be precluded from its normal marketing efforts in connection with the sale or licensing of its products and services, including but not limited to sales efforts to organisations submitting proposals which are competitive to the Proposal defined in this Agreement.

7. Intellectual Property

7.1 Each party recognizes and acknowledges the exclusive right, title and interest of the other party in any patent rights, copyrights, trademark rights, mask work rights and any and all other intellectual property rights in inventions, improvements, designs, ideas, concepts, innovations, original works of authorship, formulas, techniques, know-how, methods, systems, processes, compositions of matter, computer software programs, databases and trade secrets (collectively, the "Intellectual Property"), and that it shall continue to belong solely tothe other party and its licensors, and it is hereby expressly agreed that nothing in this Agreement shall constitute or be considered as constituting a transfer or license of any of the Intellectual Property or any part thereof. Each party acknowledges that it has no rights, title or interest to the Intellectual Property of the other party, except forthe right to use such rights in accordance with this Agreement.

7.2 Each party shall forthwith notify the other party in writing of any infringement or threatened infringement, unauthorized use, enjoyment, duplication or replication of the Intellectual Property of the other party, which it shall become aware of at any time during the term of this Agreement. In such event the owner alone shall be entitled to take any and all legal action it deems appropriate in order to protect such rights, and the other party shall provide the owner, at the owner's expense, with all reasonable assistance required by owner for such purpose.

8. Limitation of Liability

In no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages. Neither party shall be liable for delays or failure in performance due to causes beyond its control.

9. Notice; Addresses

9.1 Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery; (b) by telecopy, facsimile or email transmission upon acknowledgment of receipt of electronic transmission; or (c) by registered mail, return receiptrequested, upon verification of receipt. Notice shall be sent to the addresses set forth below:

Terra Sustainable Technologies, Inc.
1101 W 34th St., Austin, TX 78705:
Attn: Tony Saxton, President

Water Technologies
International, Inc.
1432-B Skees Rd West Palm
Beach, FL 33411
Attn: William S Tudor, CEO

9.2 Notices may be submitted to such other address as may be given in writing in the future by a party.

10. General

10.1 This Agreement and any claims or disputes arising out of or in connection with this Agreement, or any mediation or dispute resolution procedure under it, shall be governed by and construed in accordance with the laws of the State of Florida.

10.2 Neither party shall assign its rights or duties under the Agreement in whole or part without prior written approval of the other party.

10.3 Each party shall act as an independent contractor. No agency, partnership, joint venture or other joint relationship is created by this Agreement. Except for the terms of this agreement, neither party may make any commitments binding on the other, nor may either party make any representation that they are acting for, or on behalf of, the other. Both Parties agree that the other is not obligated to accept any Proposal and that the Parties may not be successful in obtaining new business.

10.4 The Parties herby agree that no advertisement, press release or other public announcement regarding this Agreement or any agreements contemplated hereby shall be made without prior review and written agreement signed by a duly authorized representative of the other party.

10.5 Should Purchasers award contracts, and the Parties agree to jointly work together on the projects, then the Parties will enter into a separate written contractual agreement.

The foregoing represents the complete understanding and agreement between the parties and supersedes any prior oral or written agreements, proposals, commitments, understandings, or communications with respect to thesubject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, each by its duly authorized representative, as of the date first above written.

Terra Sustainable Technologies, Inc.	**Water Technologies International, Inc.**
By: X Tony Saxton	By: X [signature] 6-6-21
[Signature]	*[Signature]*
Tony Saxton	William S Tudor
CEO	CEO